Exhibit 21(i)



                         National Bankshares, Inc.

                         Subsidiaries of Registrant



     The National Bank of Blacksburg, Blacksburg, Virginia. A wholly-owned subsidiary of the Registrant is a national banking association, organized under the laws of the United States of America.

     Bank  of   Tazewell  County,  Tazewell,  Virginia.     A  wholly-owned
subsidiary of the Registrant is incorporated under the laws of the Commonwealth of Virginia.